Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-06435, No. 333-132768, and No. 333-237605) on Form S-8 and (No. 333-236356) on Form S-3 of our report dated December 10, 2021, except for the immaterial corrections to prior period financial statements as described in note 2, as to which the date is February 27, 2023, with respect to the consolidated financial statements of Lee Enterprises, Incorporated and subsidiaries.

/s/ KPMG LLP
Chicago, Illinois
February 27, 2023